Exhibit 99.1

Creative Medical Technology Holdings to Expand into 10 Billion Dollar per Year Lower Back Pain Market with Acquisition of Issued US Stem Cell Patent

Clinical Stage Stem Cell Company Continues Aggressive Pursuit of Personalized, Rapid to Implement, Autologous Regenerative Medicine Procedures

May 18, 2017 Creative Medical Technology Holdings, Inc. (OTCQB:CELZ) announced today the acquisition of issued US patent #9,598,673 covering use of various stem cells for treatment of lower back pain through healing of perfusion defects.

The Company believes, based on various scientific studies, that a large number of patients with lower back pain undergo progression to disc degeneration due to suboptimal levels of oxygen and nutrients entering the disc. This is believed to be a process similar to what happens in the heart, when the arteries feeding the heart thicken, resulting in reduced heart function. Thickening of arteries feeding the disc is believed to result in starving the disc of nutrients and oxygen, resulting in eventual deterioration and pain. Through administration of stem cells in proximity to the disc, the process is designed to stimulate production of new blood vessels, which will assist the disc to regenerate.

“Creative Medical Technology Holdings will develop this patent through the same process that we are using for our clinical-stage Caverstem procedure for erectile dysfunction,” stated Timothy Warbington, President and Chief Executive Officer of the Company. “We plan to identify and engage key opinion leaders who will lead clinical trials, which will serve as the basis for accelerated commercialization.”

The Company is currently running a clinical trial using autologous non-manipulated bone marrow stem cells for patients suffering from erectile dysfunction that are non-responsive to standard approaches such as Viagra. Once the trial is completed, the results will serve as the basis for marketing of disposables utilized in administration of stem cells.

“Although numerous companies are injecting stem cells directly into the disc, direct injection may only cause temporary benefit because the root cause of the pathology, in our opinion, is the reduced blood supply,” stated Dr. Amit Patel, Director of Thoracic Surgery at University of Miami and co-founder of Creative Medical Technology Holdings. “By recreating in the microenvironment of the lower back the same thing that we do in atherosclerotic heart patients, we believe we have a novel way to treat this terrible condition that wreaks havoc on our health care system.”

Several studies have shown that administration of stem cells possesses a therapeutic effect in cardiac conditions associated with poor circulation by stimulation of new blood vessel production, a process termed “angiogenesis”. The current patent covers stimulation of angiogenesis in the lower back using mesenchymal stem cells. These cells can be used from the same patient, which is considered an “autologous therapy” as well as using stem cells in a universal donor manner, which is termed “allogeneic”.

“The acquisition of this patent not only positions the company to expand into the disc degenerative space, but also provides a powerful platform for collaboration with other companies that are administering regenerative cells directly into the nucleus pulposus of the disc,” commented Thomas Ichim, Ph.D., Chief Scientific Officer of the Company and inventor of the technology. “Stem cells are like seeds, they need to be planted into fertile soil. We feel that in certain patients it is essential to treat the lumbar ischemia, which is present in some patients suffering from disc degenerative disease, which will then allow the stem cells administered directly in the disc to perform their regenerative effects.”

About US

Creative Medical Technology Holdings, Inc. is a clinical-stage biotechnology company with two focus areas; 1) personalized stem cell procedures for sexual dysfunction and infertility, and 2) universal, off-the-shelf amniotic fluid-based stem cells that possess superior healing potential without negative medical or ethical issues. Through our own research and collaborations with leading academic institutions, we have developed proprietary protocols, built an extensive intellectual property portfolio, developed complete treatment offerings for erectile dysfunction and are performing ground-breaking research with our amniotic fluid-based stem cell.

For additional information visit www.CREATIVEMEDICALTECHNOLOGY.com

Forward-Looking Statements

This release may contain "forward-looking statements." Forward-looking statements are identified by certain words or phrases such as "may", "aim", "will likely result", "believe", "expect", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Investor Relations
Andrew Barwicki
516-662-9461 / andrew@barwicki.com